Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

April 6, 2023

Celularity Inc.

170 Park Ave

Florham Park, NJ 07932

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-266786) (as amended or supplemented, the “Registration Statement”) filed on August 11, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Celularity Inc., a Delaware corporation (the “Company”), of up to $450,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on August 18, 2022. Reference is made to our opinion letter dated August 11, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 9,230,770 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 9,230,770 shares of Common Stock, (such shares issuable upon exercise of the Warrants, the “Warrant Shares”), covered by the Registration Statement. The Shares and Warrants are being sold to an institutional accredited institutional investor pursuant to a securities purchase agreement by and between the Company and such investor (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement will be validly issued, fully paid and non-assessable.

2.

The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Warrant Shares were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 2 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares and the Warrants (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report and its incorporation by reference and the reference to our firm in the Current Report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP